                                                                   Exhibit 10.08
                                                                   -------------



               CONFIRMATION LETTER - DISCRETIONARY LINE OF CREDIT



                                         ________ __, 1997



Mr. Gary N. Silverhardt, CFO
ICON Capital Corp.
600 Mamaroneck Avenue
Harrison, NY 10528

     Re:  $600,000.00 Discretionary Line of Credit
          ----------------------------------------

Dear Mr. Silverhardt:

     I am pleased to confirm that PNC Bank, New England (the "Bank") has approved a $600,000.00 unsecured discretionary line of credit (the "Facility") for ICON Capital Corp. (the "Borrower"). The terms and conditions set forth below are intended to (i) assure that the parties understand each other's expectations with respect to the Facility and, (ii) assist the Bank in evaluating the status of the facility on an ongoing basis.

     1.   Type of Facility and Use of Proceeds.  The Facility, a discretionary
          ------------------------------------
line of credit, is for general corporate expenses of the Borrower. All advances will bear interest and be subject to the terms and conditions as set forth herein and in the enclosed note (the "Note"), which will be due and payable on demand. The Facility is not a committed line of credit. Therefore, advances under the Facility, if any, will be made at the sole discretion of the Bank.

     2.   Interest Rate.  Interest on the unpaid balance of the Facility will be
          -------------
charged at a rate per annum which is at all times ONE PERCENT (1.0%) over the rate of interest publicly announced by the Bank from time to time as its prime rate (the "Prime Rate").

     3.   Expiration.  The Bank will review the Facility from time to time and
          ----------
in any event prior to its expiration on August 31, 1998 (the "Expiration Date") to determine whether it should be continued or renewed.

     4.   Repayment.  The Borrower acknowledges and agrees that prior to the
          ---------
Expiration Date (and annually thereafter if the Expiration Date is extended), the Facility must be repaid in full so that there is no outstanding principal balance for a period of at least thirty (30) consecutive days.
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Mr. Gary N. Silverhardt, CFO
____________ __, 1997
Page 2

     5.  Note.  The obligation of the Borrower to repay the Facility shall be
         ----
evidenced by a promissory note (the "Note") in form and content satisfactory to the Bank.

     6.   Guarantees.  All obligations under the Note will be guaranteed by the
          ----------
personal guarantee and suretyship agreements of Beaufort J.B. Clarke, Paul B. Weiss, and Thomas W. Martin under which the Guarantors will unconditionally, jointly and severally guarantee the due and punctual payment of all indebtedness owed to the Bank by the Borrower. The guarantee of Beaufort J.B. Clarke will be secured by second mortgage liens on adjacent commercial properties located at 5 Hamilton Street and 200 Washington Street in Middleburg, VA 22117. The Bank will engage a commercial appraiser to appraise the properties and Beaufort J. Clarke will reimburse the Bank for the appraisal and related filing costs. Tom Martin will secure his guarantee with a second mortgage on property located at 15 Meetinghouse Lane, Siasconset, Nantucket, MA 02564.

     7.   Conditions Precedent.  As a condition to the Bank's making
          --------------------
discretionary advances to the Borrower, the Borrower must cause the following to be executed and delivered to the Bank, in form and content satisfactory to the
Bank:

          (a)  the Note and this confirmation letter

          (b) certified resolutions, incumbency certificates or other evidence of authority to consummate the Facility

          (c) certificates of good standing and legal existence issued by Connecticut, New York, Massachusetts and California

          (d) such other instruments and documents as the Bank may reasonably request

     8.   Discretionary Advances.  The Bank's willingness to consider making
          ----------------------
advances under the Facility is subject to the Borrower's and Guarantor's ongoing agreement.

          (a) to comply with the financial and other covenants included in Exhibit "A" hereto;

          (b) to notify the Bank as soon as practicable following the occurrence of any default (or event which, with the passage of time or giving of notice

Mr. Gary N. Silverhardt, CFO
____________ __, 1997
Page 3

               or both, would become a default) under any direct or contingent obligation of the Borrower, and;

          (c) upon the Bank's request, to furnish copies of any covenant compliance certificates in connection with any such obligations.

     9.   Covenants.  Unless compliance is waived in writing by the Bank or
          ---------
until payment in full of the Facility and the Facility is cancelled, the Borrower and the Guarantors will comply with the financial and other covenants included in Exhibit "A" hereto.

     10.  Representations and Warranties.  To induce the Bank to extend the
          ------------------------------
Facility, the Borrower represents and warrants as follows:

          (a) The Borrower's latest financial statements provided to the Bank are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of the Borrower's operations for the period specified therein. The Borrower's financial statements have been prepared in accordance with generally accepted accounting principles consistently applied from period to period subject in the case of interim statements to normal year-end adjustments. Since the date of the latest financial statements provided to the Bank, the Borrower has not suffered any damage, destruction or loss which has materially adversely affected its business, assets, operations, financial condition or results of operations.

          (b) There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened against the Borrower which could result in a material adverse change in its business, assets, operations, financial condition or results of operations and thee is no basis known to the Borrower or its officers, directors of shareholders for any such action, suit, proceedings or investigation.

          (c) The Borrower has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon the Borrower or its property, including unemployment, social security and similar taxes and all such

Mr. Gary N. Silverhardt, CFO
____________ __, 1997
Page 4

               taxes have been either paid or adequate reserve or other provision has been made therefor.

          (d) if not a natural person, the Borrower is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing.

          (e) The Borrower has full power and authority to enter into the transactions provided for in this Letter Agreement and has been duly authorized to do so by all necessary and appropriate action and when executed and delivered by the Borrower, this Letter Agreement and the other loan documents executed and delivered pursuant hereto will constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their terms.

          (f) There does not exist any default or violation by the Borrower of or under any of the terms, conditions or obligations of: (i) its organizational documents; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or
               (iii) any law, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon the Borrower by any law or by any governmental authority, court or agency.

     11.  Depository.  The Borrower will establish and maintain at the Bank the
          ----------
Borrower's primary depository accounts.

     12.  Fees.
          ----

          (a) The Borrower will reimburse the Bank for the Bank's out-of-pocket expenses incurred or to be incurred in conducting UCC, title and other public record searches, and in filing and recording documents in the public records to perfect the Bank's liens and security interests. The Borrower shall also reimburse the Bank for the Bank's expenses

Mr. Gary N. Silverhardt, CFO
____________ __, 1997
Page 5

               (including the reasonable fees and expenses of the Bank's outside and in-house counsel) in documenting and closing this transaction and in connection with any amendments, modifications, renewals or enforcement actions relating to the Facility.

          (b) To compensate the Bank for ongoing administrative issues regarding this relationship as well as the Bank's periodic review of and analysis of the corporate financial condition and the personal financial condition of the guarantor(s), you shall pay to the Bank quarterly in arrears upon submission of the Bank's invoice a non-refundable administration fee of $350.00 per quarter.

     Please indicate the Borrower's agreement to the terms and conditions of this letter by having the enclosed copy of this letter executed where indicated and returning it to the undersigned. I am pleased to offer support for your banking needs and look forward to our continued relationship.

                                    Sincerely,

                                    PNC BANK, NEW ENGLAND



                                    Timothy P. Van Dam
                                    Vice President

Mr. Gary N. Silverhardt, CFO
____________ __,1 997
Page 6





AGREED AND ACCEPTED
THIS __ DAY OF __________, 1997

ICON CAPITAL CORP.



By:
    ----------------------------
Name:
      --------------------------
Title:
       -------------------------
Date:
      --------------------------

                                   EXHIBIT A

FINANCIAL REPORTING COVENANTS:

     (1)  The Borrower will deliver to the Bank:

          (a) Annual audited financial Statements for its fiscal year, within 90 days after fiscal year end, and such other financial information as the Bank may reasonably request from time to time promptly after receipt of each request:

          (b)  Copy of corporate federal tax return within two weeks filing.

          (c) Financial Statements for each quarter within 45 days after the quarter end together with year-to-date and comparative figures for the corresponding periods of the prior year, certified as true and correct by its chief financial officer.

          (d) With each delivery of Financial Statements quarterly, the Borrower's chief financial officer shall also deliver a certificate as to the Borrower's compliance with the financial covenants for the period then ended and whether any Event of Default (as defined in the Note) exists, and, if so, the nature thereof and the corrective measures the Borrower proposes to take.

     (2)  The Guarantors will deliver to the Bank:

          (a) Annual Personal Financial Statements for the calendar year, within 60 days after the calendar year end.

          (b) Complete, signed annual personal federal tax returns (including K1s if applicable and all other schedules) within 15 days of filing.

     "Financial Statements" means the balance sheet and statements of income and cash flows prepared in accordance with generally accepted accounting principles in effect from time to time ("GAAP") applied on a consistent basis (subject in the case of interim statements to normal year-end adjustments).

FINANCIAL COVENANTS:

     (1) Withdrawals from the Borrower by the Guarantors will not exceed 100% of the Borrower's net income. CFO to confirm quarterly with receipt of quarterly financial statements.

     (2) Minimum cash flow coverage of debt service of 1.25:1 Cash flow defined as net income + non-cash expenses divided by CMLTD plus any interest accrued. Tested quarterly beginning with the quarter ending September 30, 1997.

     (3) Borrower to maintain leverage less than or equal to 2:1 leverage defined as total funded debt to TNW. Tested quarterly.

NEGATIVE COVENANTS:

     (1) The Borrower will not create, assume, incur or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property, now owned or hereafter acquired, or acquire or agree to acquire any kind of property under conditional sales or other title retention agreements, except liens disclosed on the Borrower's latest Financial Statements provided to the Bank prior to the date of this letter and additional liens to secure indebtedness not exceeding $200,000.00 in the aggregate; provided, however, that
                                                      --------  -------
          the foregoing restrictions shall not permit the Borrower from:

               (i) incurring liens for taxes, assessments or governmental charges or levies which shall not at the time be due and payable or can thereafter be paid without penalty or are being contested in good faith by appropriate proceedings diligently conducted and with respect to which it has created adequate reserves;

              (ii) making pledges or deposits to secure obligations under workers' compensation laws or similar legislation; or

             (iii)  granting liens or security interests in favor of the Bank.

     (2) The Borrower will not create, incur, guarantee, endorse (except endorsements in the course of collection), assume or suffer to exist any indebtedness, except (i) indebtedness to the Bank, (ii) open account trade debt incurred in the ordinary course of business and not past due, or (iii) other indebtedness disclosed to the Bank in writing prior to the date of this letter.

     (3) The Borrower will not liquidate, merge or consolidate with any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property or assets, whether now owned or hereafter acquired without the prior written consent of the Bank, such content not to be unreasonable.

     (4) The Borrower will not make acquisitions of all or substantially all of the property or assets of any person, firm, corporation or other entity.

     (5) In the event the Bank shall have terminated, or declined renewal of the Facility, and so long as any balance remains outstanding under the note, the Borrower will not declare or pay any dividends on or make any distribution with respect to any class of its equity, or purchase, redeem, retire or otherwise acquire any of its equity in excess of the amount of federal and state income tax of the principals of the Borrower attributable to the earnings of the Borrower where the Borrower is an S corporation or a partnership.

     (6) The Borrower will not make or have outstanding any loans or advances to or otherwise extend credit to any person, firm or corporation, except in the ordinary course of business.

     (7) The Borrower will not make or permit any change in the nature of its business as carried on as of the date of this letter or permit the Guarantors to cease to control the Borrower's day-to-day operations or to own less than 75% of the equity ownership.

     (8) The Borrower will not make capital expenditures in excess of $200,000.00 in any one fiscal year of the Borrower without prior written notification to the Bank.

     (9) The departure, retirement or any other defection of any one Guarantors from the Borrower will constitute an event of default.

                                      ii